Exhibit 10.2

COVANTA GUARANTY

As of August 19, 2008

Ridgewood Providence Power Partners, L.P.,
Ridgewood Rhode Island Generation, LLC,
Linwood 0708 LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Fax: (201) 447-0474

Attn: Randall D. Holmes

Ladies and Gentlemen:

For value received, Covanta Energy Corporation (the “Guarantor”), a corporation duly organized under the laws of Delaware, unconditionally and absolutely guarantees to Ridgewood Providence Power Partners, L.P. (“RPPP”), Ridgewood Rhode Island Generation, LLC (“RRIG”), Linwood 0708 LLC (“Linwood”) and Rhode Island LFG Genco, LLC (“RILG” and together with RRIG, RPPP and Linwood, the “Counterparties”), the prompt and complete payment when due, whether by acceleration or otherwise, of all payment obligations and liabilities (the “Guaranteed Obligations”), whether now in existence or hereafter arising, of Indeck Maine Energy, LLC, a limited liability company duly organized under the laws of the State of Illinois (together with its successors, the “Company”), pursuant to that certain Backup Certificate Agreement, dated on the date hereof, among the Company, RPPP, RRIG, Linwood, RILG and Ridgewood Power Management LLC, as agent for RPPP, RRIG and Linwood under the Agreement (defined below) (the “Backup Agreement”). Each capitalized term used but not defined herein shall have the meaning given to it in the Backup Agreement.

This Guaranty is one of payment and not of collection. Notwithstanding anything to the contrary, the total liability of Guarantor hereunder, regardless of any amendment or modification to the Backup Agreement, shall not exceed at any time an amount equal to 80% of the amount required to be funded at such time in the Account (as defined in the Agreement as defined below) under and pursuant to Section 5.2 of the Certificate Purchase and Sale Agreement dated as of April 30, 2003 among the Company, RPPP, RRIG, Ridgewood Power Management LLC as agent (“RPMC”) and Constellation Energy Commodities Group, Inc., f/k/a Constellation Power Source, Inc. (“Constellation”), as amended by that certain letter agreement dated January 25, 2006, by Amendment No. 1 thereto dated as of October 31, 2006 and by the Assignment, Assumption, Release and Amendment Agreement of Certificate Purchase and Sale Agreement, among Constellation, the Company, RPPP, RRIG, RPMC, Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V, Ridgewood Power B Fund/Providence Expansion and Linwood, dated as of July 31, 2008 (together the “Agreement”), but not the amount required with respect to Section 3.6 of the Agreement, but in any event not to exceed a maximum amount of $7,300,000 (the “Liability Cap”). For the avoidance of doubt, the Guaranteed Obligations may at any time and from time to time exceed the liability of the Guarantor hereunder without impairing this Guaranty. The Guarantor’s obligations and liability under this Guaranty shall be limited to payment obligations only, and the Guarantor shall have no obligation to perform (other than payment of this Guaranty) under the Backup Agreement, including no obligation to generate, obtain or provide Certificates.

The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by the Counterparties against, and any other notice to, the Company, the Guarantor or others.

The Counterparties, at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, may, with respect to the Guaranteed Obligations: (1) agree with the Company to make any change in the terms of any obligation or liability of the Company to the Counterparties, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Company to the Counterparties, (3) exercise or refrain from exercising any rights against the Company or others, or (4) compromise or subordinate any obligation or liability of the Company to the Counterparties including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor.

This Guaranty shall be subject to and only effective on and after the closing of the transactions contemplated in the Purchase and Sale Agreement, dated as of the date hereof, between Ridgewood Maine, L.L.C. (“RM”), Indeck Energy Services (“IES”) and Guarantor, pursuant to which RM and IES shall sell, assign, transfer and convey to Guarantor their respective membership interests in the Company. This Guaranty shall continue in full force and effect until the later of (A) the termination or expiration of the Backup Agreement and (B) the satisfaction of all of the Company’s obligation under the Backup Agreement and the Guarantor’s obligations under this Guaranty.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by the Counterparties upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee for the Company or any other guarantor or any substantial part of its property or otherwise, all as though such payment or payments had not been made. To the extent that any payment by the Guarantor hereunder is annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by the Counterparties, the amount available under the Liability Cap will be restored by an amount equal to such payment.

The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of the Counterparties, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations (including any obligations arising prior to such delegation and assumption), the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours,

COVANTA ENERGY CORPORATION

By:	/s/ Anthony J. Orlando
Name:     Anthony J. Orlando

Title:	President and Chief Executive Officer

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